UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

EXPLANATORY NOTE

This proxy statement supplement (this “Proxy Supplement”) is being filed to update certain information contained in the definitive proxy statement filed by USA Technologies, Inc., a Pennsylvania corporation (the “Company”), with the Securities and Exchange Commission on March 24, 2020 (the “Definitive Proxy Statement”).

On April 26, 2020, the Company and Hudson Executive Capital LP (“Hudson Executive”), on behalf of itself, its affiliates and its affiliated funds, entered into a letter agreement (the “Letter Agreement”) pursuant to which Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Michael K. Passilla, Ellen Richey, Anne M. Smalling and Shannon S. Warren (the “New Directors”) were appointed to the Company’s Board of Directors (the “Board”) and Kelly Ann Kay, Robert L. Metzger, Sunil Sabharwal, William J. Schoch and Ingrid S. Stafford resigned from the Board, in each case, effective upon execution of the Letter Agreement.

The disclosure contained in this Proxy Supplement reflects these changes to the Board and the Company’s entry into the Letter Agreement. The Company has postponed the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) until May 21, 2020 to allow time for the Company to distribute this Proxy Supplement and the accompanying revised WHITE Proxy Card.

SUPPLEMENT NO. 1 TO PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF

USA TECHNOLOGIES, INC.

This proxy statement supplement (this “Proxy Supplement”) is being furnished to shareholders of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), by the Board in connection with the solicitation of proxies from the holders of common stock, no par value, of the Company (the “Common Stock”) and Series A convertible preferred stock, no par value, of the Company (the “Series A Preferred Stock”) in connection with the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held at 9:30 a.m., Eastern Time, on May 21, 2020.

This Proxy Supplement is dated May 5, 2020, and is first being furnished to Shareholders on or about May 5, 2020. This Proxy Supplement should be read in conjunction with the definitive proxy statement filed by the Company with the Securities and Exchange Commission on March 24, 2020 (the “Definitive Proxy Statement”). All page references in the information below are to the pages in the Definitive Proxy Statement, and defined terms used but not defined below have the meanings ascribed to them in the Definitive Proxy Statement. Except as updated or supplemented by this Proxy Supplement, all information set forth in the Definitive Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting. To the extent that information in this supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this supplement shall supersede or supplement the information in the Definitive Proxy Statement.

Enclosed with this Proxy Supplement is a revised WHITE proxy card that updates the Company’s nominees for election to the Board to include Douglas L. Braunstein, Douglas G. Bergeron, Jacob Lamm, Michael K. Passilla and Shannon S. Warren, removes former Items 6 and 7, and adds a new Item 6.

Shareholders should vote the new WHITE proxy card in order to have their votes counted at the Annual Meeting. Any votes previously submitted on a WHITE or GOLD proxy card will not be counted. If you previously submitted a GOLD proxy card, your vote will not be counted as Hudson has agreed not to submit the proxies it solicited. To facilitate timely receipt of your proxy despite any potential systems disruption due to coronavirus (COVID-19), we encourage you to vote via the Internet or telephone following the instructions on the enclosed WHITE proxy card promptly.

We urge you to vote your shares using the enclosed, revised WHITE proxy card as follows:

1.

“FOR” each of Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Donald W. Layden, Jr., Michael K. Passilla, Patricia A. Oelrich, Ellen Richey, Anne M. Smalling and Shannon S. Warren to serve as directors until the 2021 Annual Meeting of Shareholders;

2.	“FOR” the proposal to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2020;

3.	“AGAINST” the proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers;

4.	for the proposal to hold an advisory (non-binding) vote of a frequency of “ONE YEAR” for future advisory votes on the compensation of our named executive officers; and

5.	“FOR” the proposals to approve amendments to the Amended and Restated Articles of Incorporation of the Company to:

A. Opt out of Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law (Control Transactions); and

B. Opt out of Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law (Business Combinations with Interested Shareholders); and

6.	“FOR” the proposal to approve an amendment to the Company’s 2018 Equity Incentive Plan.

SUPPLEMENTAL DISCLOSURES TO THE DEFINITIVE PROXY STATEMENT

1.	The date of the Annual Meeting, stated as “April 30, 2020” throughout the Definitive Proxy Statement, is revised in all instances to reflect the following:

The Annual Meeting is to be held at 9:30 a.m., Eastern Time, on May 21, 2020.

2.

The location of the Annual Meeting, stated as “the Company’s corporate offices located at 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355” throughout the Definitive Proxy Statement, as well as references to conduct occurring “in person” at the meeting, is revised in all instances to reflect the following:

The Annual Meeting will be conducted in a virtual-only format due to the public health impact of the coronavirus outbreak (COVID-19), and to support the health and safety of the Company’s employees, directors and shareholders.

If you were a shareholder of record at the close of business on the record date of April 17, 2020, you are eligible to access, participate in and vote at the virtual meeting. The meeting will be hosted at https://web.lumiagm.com/284646017. The meeting will begin promptly at 9:30 a.m., Eastern Time and online access will open 15 minutes prior to allow time to log-in. The log-in password is: usa2020. You will also need your voter control number, which you can find on the enclosed WHITE proxy card.

If you held your shares in “street name” through an intermediary, such as a bank or broker, at the close of business on the record date of April 17, 2020, you must register in advance in order to ask questions or vote your shares at the Annual Meeting. In order to register, you must first obtain proof of your proxy power (via a legal proxy) reflecting the number of shares of Common Stock or Series A Preferred Stock you held as of the record date, along with your name and email address. You then must submit a request for registration to American Stock Transfer & Trust Company, LLC (“AST”): (1) by email to proxy@astfinancial.com; (2) by facsimile to 718-765-8730 or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy,” must include the e-mail from your broker, bank or other nominee or an image of your legal proxy, and be received by AST no later than 5:00 p.m. Eastern time on May 14, 2020. You will receive a confirmation email from AST of your registration, which will include your voter control number that will enable you to attend and vote at the virtual meeting.

You may continue to submit your proxy in advance of the Annual Meeting via the Internet, by phone or by mail by following the instructions included on the enclosed WHITE proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting using one of the methods described herein.

3.	The answer provided for the question “What will I be voting on?” on page 1 of the Definitive Proxy Statement is amended and restated as follows:

You will be voting on:

1.	The election of ten directors to serve as directors until the 2021 Annual Meeting of Shareholders;

2.	A proposal to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2020;

3.	A proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers;

4.	A proposal to hold an advisory (non-binding) vote on the frequency of future advisory votes on the compensation of our named executive officers;

5.	Proposals to approve amendments to the Amended and Restated Articles of Incorporation of the Company to:

A. Opt out of Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law (Control Transactions); and

B. Opt out of Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law (Business Combinations with Interested Shareholders);

6.	A proposal to approve an amendment to the Company’s 2018 Equity Incentive Plan; and

7.	Such other business as may properly come before the Annual Meeting and any and all adjournments and postponements thereof.

4.	The answer provided for the question “Who are the ten Board nominees recommended by the Company’s Board of Directors?” on page 2 of the Definitive Proxy Statement is amended and restated as follows:

The slate of ten nominees recommended by the Company’s Board of Directors are: Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Donald W. Layden, Jr., Patricia A. Oelrich, Michael K. Passilla, Ellen Richey, Anne M. Smalling and Shannon S. Warren (collectively, the “Board Nominees”).

5.	The answer provided for the question “How does the Board recommend I vote on the proposals?” on page 2 of the Definitive Proxy Statement is amended and restated as follows:

The Board recommends a vote FOR each of the Board Nominees in Item 1, and FOR Items 2, 5A, 5B and 6. The Board recommends that you vote for “1 year” under Item 4. The Board recommends a vote AGAINST Item 3.

6.	The answer provided for the question “How do I vote my shares?” on page 2, continuing on page 3, of the Definitive Proxy Statement is amended and restated as follows:

You may vote either virtually at the Annual Meeting or by proxy.

— Virtually. If you were a shareholder of record at the close of business on the record date of April 17, 2020, you are eligible to access, participate in and vote at the virtual meeting. The meeting will be hosted at https://web.lumiagm.com/284646017. The meeting will begin promptly at 9:30 a.m., Eastern Time and online access will open 15 minutes prior to allow time to log-in. The log-in password is: usa2020. You will also need your voter control number, which you can find on the enclosed WHITE proxy card.

— By Proxy. If you were a shareholder of record at the close of business on the record date of April 17, 2020, you may also vote by proxy using one of the following options:

1.	Vote on the Internet:

•	Access the website listed on the enclosed WHITE proxy card.

•	Have the WHITE proxy card in hand.

•	Follow the instructions provided on the website or scan the QR code with your smartphone.

•	Submit the electronic proxy by 11:59 p.m., Eastern Time, on May 20, 2020.

2.	Vote by telephone:

•	Call toll-free phone number listed on the enclosed WHITE proxy card from any touch-tone telephone.

•	Have the WHITE proxy card in hand.

•	Follow the instructions provided by the recorded message.

•	Transmit the telephone proxy by 11:59 p.m., Eastern Time, on May 20, 2020.

3.	Complete the enclosed WHITE proxy card:

•	Complete all of the required information on the WHITE proxy card.

•	Date and sign the WHITE proxy card.

•	Return the WHITE proxy card in the postage-paid envelope provided as soon as possible.

If you vote in a timely manner by the Internet or telephone, you do not have to return the enclosed WHITE proxy card by mail for your vote to count. You may also log on or call the toll-free telephone number to change your vote at any time before 11:59 p.m., Eastern Time, on May 20, 2020.

If you are not the shareholder of record and hold shares through a custodian, bank, broker or other agent, please follow the voting instructions you receive from that agent.

Whether you are a shareholder of record or you hold your shares through a custodian, bank, broker or other agent, any prior vote submitted using a WHITE or GOLD proxy card will not count at the Annual Meeting. In order to have your shares represented at the Annual Meeting on May 21, 2020, please re-vote using the enclosed, revised WHITE proxy card or voting instruction form. To facilitate timely receipt of your proxy despite any potential systems disruption due to coronavirus (COVID-19), we encourage you to vote via the Internet or telephone following the instructions on the enclosed WHITE proxy card or voting instruction form promptly.

7.	The following question and answer is inserted on page 3 of the Definitive Proxy Statement:

I have already cast my vote. Do I need to vote on the new WHITE proxy card?

Yes. In order to have your vote counted at the Annual Meeting, you must vote using the new WHITE proxy card. All votes previously submitted on a WHITE or GOLD proxy card will not count at the Annual Meeting. If you previously submitted a GOLD proxy card, your vote will not be counted as Hudson has agreed not to submit the proxies it solicited. You must vote using the new WHITE proxy card.

8.	The answer provided for the question “How are votes counted?” on page 3, continuing on page 4, of the Definitive Proxy Statement is amended and restated as follows:

Shares of Common Stock or Series A Preferred Stock represented by properly executed proxy cards, or voted by proxy over the Internet or telephone, and received in time for the Annual Meeting will be voted in accordance with the instructions specified in the proxies. Any proxy not specifying to the contrary will be voted (1) for each of the ten Board Nominees, (2) in favor of the adoption of the proposals in Items 2, 5A, 5B and 6, (3) for “1 year” under Item 4 and (4) against the adoption of the proposal in Item 3. If you grant a proxy, either of the individuals named as proxy holders, Douglas G. Bergeron, Douglas L. Braunstein and Scott S. Winter, or their nominees or substitutes, will have the discretion, to the extent permitted by Rule 14(a)-4(c) under the Securities Exchange Act of 1934, as amended, to vote your shares on any additional matters that are properly presented for a vote at the Annual Meeting or at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate or other candidates nominated by our Board.

The judge of election designated by the Company will use procedures consistent with Pennsylvania law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

9.	The answer provided for the question “How is each proposal to be adopted at the Annual Meeting?” on page 4, continuing on page 5 of the Definitive Proxy Statement is amended and restated as follows:

•

Item 1: Each director nominee who receives a majority of the votes cast (i.e., the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that Director nominee, excluding abstentions) will be elected a director in an uncontested election. Since the number of nominees for election at the Annual Meeting does not exceed the number of directors to be elected, the Annual Meeting will be an uncontested election. Abstentions will not have any effect on the outcome of this proposal.

•

Item 2: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to ratify the selection of our independent auditors. Abstentions will not have any effect on the outcome of this proposal.

•

Item 3: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. Abstentions will not have any effect on the outcome of this proposal.

•

Item 4: For the advisory vote in Item 4, the frequency—“1 Year,” “2 Years” or “3 Years”—receiving the highest number of affirmative votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together will be determined to be the preferred frequency of holding future votes regarding the compensation of our named executive officers. Abstentions have no effect on the determination of which voting frequency (“1 Year,” “2 Years” or “3 Years”) receives the highest number of affirmative votes cast.

•

Item 5A: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to ratify the Amendment to the Amended and Restated Articles of Incorporation to opt out of Subchapter E of the Pennsylvania Business Corporation Law. Abstentions will not have any effect on the outcome of this proposal.

•

Item 5B: The affirmative vote of the holders, other than interested shareholders and their affiliates and associates, of shares entitling the holders to cast a majority of the votes that all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock , voting together, would be entitled to cast in an election of directors, excluding the voting shares of interested shareholders and their affiliates and associates, is required to ratify the Amendment to the Amended and Restated Articles of Incorporation to opt out of Subchapter F of the Pennsylvania Business Corporation Law. Abstentions will have the same effect as a vote against this proposal.

•

Item 6: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve the proposed amendment to the Company’s 2018 Equity Incentive Plan. Abstentions will not have any effect on the outcome of this proposal.

10.	The answer provided for the question “What is a broker non-vote?” on page 5 of the Definitive Proxy Statement is amended and restated as follows:

Broker non-votes refer to shares of stock held in street name with regard to which the broker or other nominee holding them indicates on a proxy that the broker has not received instructions from the beneficial owner to vote those shares in a particular manner on a proposal for which the broker or other nominee does not have discretion to vote without specific instructions from the beneficial owner. Broker non-votes will be counted as present for purposes of determining the existence of a quorum but would not affect the outcome of the adoption of any proposal or the election of directors (except that they would have the same effect as a vote against Item 5B).

11.	The first table on page 6 of the Definitive Proxy Statement is amended and restated as follows:

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)		Percent of Class
Lisa P. Baird	—		*
Douglas G. Bergeron	—		*
Douglas L. Braunstein	10,385,172	(19)	16.18%
Glen E. Goold	8,982	(3)	*
Stephen P. Herbert	582,529	(4)	*
Kelly Ann Kay	10,778	(5)	*
Jacob Lamm	—		*
Donald W. Layden, Jr.	425,132	(6)	*
Matthew W. McConnell	42,858	(7)	*
Robert L. Metzger	49,473	(8)	*
Patricia A. Oelrich	13,216	(9)	*
Michael K. Passilla	—		*
James M. Pollock	12,949	(10)	*
Ellen Richey	—		*
Sunil Sabharwal	10,778	(11)	*
William J. Schoch	157,485	(12)	*
Anne M. Smalling	—		*
Ingrid S. Stafford	13,216	(13)	*
Shannon S. Warren	—		*
Anant Agrawal	106,600	(14)	*
Michael Lawlor	88,694		*
Priyanka Singh	92,212	(15)	*
All current directors and executive officers as a group (16 persons)	11,020,850		17.17%

12.	The section titled “Election of Directors” on page 9 of the Definitive Proxy Statement is deleted in its entirety.

13.	The section titled “Item 1 Election of Directors” beginning on page 10 and ending on page 13 of the Definitive Proxy Statement is amended and restated as follows:

The Board of Directors has nominated, and recommends the election of, the ten persons listed below to serve as directors of the Company. Each of these nominees is currently serving as a director. The Board has determined that the following nine nominees are independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC: Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Patricia A. Oelrich, Michael K. Passilla, Ellen Richey, Anne M. Smalling and Shannon S. Warren. The following information is furnished with respect to each Board Nominee:

Name	Age	Position(s) Held	Director Since
Lisa P. Baird (3)(6)	58	Director	2020
Douglas G. Bergeron (2)(5)	59	Director	2020
Douglas L. Braunstein (2)(3)(5)	59	Director	2020
Jacob Lamm (5)(6)	55	Director	2020
Donald W. Layden, Jr. (5)	62	Director and President and Chief Executive Officer	2019
Patricia A. Oelrich (1)(4)	66	Director	2019
Michael K. Passilla (2)(3)	53	Director	2020
Ellen Richey (1)(4)(5)	71	Director	2020
Anne M. Smalling (1)(6)	54	Director	2020
Shannon S. Warren (1)(2)	49	Director	2020

(1)	Member of Audit Committee
(2)	Member of CEO Search Committee
(3)	Member of Compensation Committee
(4)	Member of Compliance Committee
(5)	Member of Finance Committee
(6)	Member of Nominating and Corporate Governance Committee

Each director elected at the Annual Meeting will hold office until the 2021 Annual Meeting of Shareholders, and until his or her successor has been elected and qualified. If any director resigns, dies or is otherwise unable to serve out his or her term, the Board may fill any vacancy by a vote of a majority of the directors then in office. A director appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor.

Lisa P. Baird joined the Board of Directors of the Company in April 2020. She has been a member of the Compensation Committee and the Nominating and Corporate Governance Committee since her appointment. Ms. Baird was named Commissioner of the National Women’s Soccer League, a women’s professional soccer league, beginning on March 10, 2020. From 2018 to 2020, Ms. Baird served as the Chief Marketing Officer for New York Public Radio (NYPR), America’s most listened-to public radio station and a leading podcast producer, where she oversaw marketing, membership, sponsorship and communications. From 2009 to 2018, Ms. Baird served as Chief Marketing Officer of the United States Olympic and Paralympic Committee (USOPC), the 501(c)(3) tasked with stewarding the Olympic Movement in the U.S. In this role, she oversaw marketing, media and revenue supporting US national governing bodies and the Olympic and Paralympic Teams. Ms. Baird has extensive experience in branding, development and marketing for several Fortune 50 companies, including IBM, General Motors, Warner-Lambert Company, Bristol-Myers Squibb Company, Johnson & Johnson Consumer Products, and the Procter & Gamble Company. She currently serves as a Director on the Board of Elite Sportswear, L.P., a global leader in gymnastics, swim and spirit competition apparel, and Fox Head Inc., an action sports apparel and gear manufacturer. She served as a Director on the Board of Soundview Paper Company, LLC, a consumer paper products company, from 2018 to 2019. Ms. Baird earned an A.B. in English from Penn State University (1982) where she also earned an MBA from The Smeal College of Business (1984). We believe Ms. Baird has strong marketing and operating experience and a proven record of creating, building, enhancing and leading well-known brands as a result of the leadership positions she has held, and that these provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Douglas G. Bergeron joined the Board of Directors of the Company and was appointed Chair in April 2020. He has been Chair of the CEO Search Committee and a member of the Finance Committee since his appointment. Mr. Bergeron has served as a Managing Partner of Hudson Executive Capital LP, an investment firm that seeks to identify value-oriented opportunities in the small/mid-cap U.S. public markets, since February 2020. Mr. Bergeron has served as the founder and sole shareholder of DGB Investment, Inc., a diversified holding company of technology investments, since 2002. In 2001, he led the acquisition of VeriFone Systems, Inc. (Verifone), a company that provides technology for electronic payment transactions at the point-of-sale, from Hewlett-Packard. In 2002, Mr. Bergeron, as Chief Executive Officer of Verifone, partnered with GTCR, a private equity firm, and grew VeriFone into a multi-national company with an enterprise value exceeding $4 billion by 2013, when he left the company. Since 2013, Mr. Bergeron has served as Chairman of the Board of Opus, a leading provider of SaaS-based compliance solutions. In 2016, Mr. Bergeron joined the Board of Directors of United Language Group, a translation, localization and interpreting providers. In 2017, Mr. Bergeron became Chairman of the Board of the Directors of Nyotron, a cyber security software company. Mr. Bergeron is a member of the Board of Directors of Pipeworks Studios, a consumer and commercial games studio, since 2018, and of Renters Warehouse, an online exchange for occupied and performing single family rentals, since 2015. Mr. Bergeron serves as an investor and advisor to Blend, Inc., a consumer finance automation company. Mr. Bergeron holds an Honours B.A. in Computer Science from York University in Toronto (1983) and a Masters of Science in Systems Management from the University of Southern California in Los Angeles (1987). In 2013, he was awarded an Honorary Doctorate of Laws (LLD) from York University. Mr. Bergeron draws on his experience as a chief executive officer, turnaround specialist and private equity investor. We believe Mr. Bergeron has strong experience in the payments industry and in a broad range of industries which provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Douglas L. Braunstein joined the Board of Directors of the Company in April 2020. He has been a member of the CEO Search Committee, the Compensation Committee and the Finance Committee since his appointment. Mr. Braunstein has served as the Founder and Managing Partner of Hudson Executive Capital LP, an investment firm that seeks to identify value-oriented opportunities in the small/mid-cap U.S. public markets, since January 2015. Mr. Braunstein has over 30 years of industry experience and held a variety of positions during his tenure at JPMorgan Chase & Co. (JPM), an investment bank and financial services holding company, which included Chief Financial Officer until December 2012, and member of the company’s Operating Committee as well as Vice Chairman since January 2013. Prior to that, he was also Head of JPM’s Americas Investment Banking and Global M&A departments from 2008 to 2010, and Global Head of Industry Coverage from 2002 to 2007. He served as a member of JPM’s Executive Committee and the Investment Bank Management Committee for over a decade. Mr. Braunstein has been an advisor to numerous boards and management teams in the planning, structuring and implementation of the full range of corporate finance solutions. He has worked on over $1 trillion in transactions. He currently serves on the Board of Directors of Cardtronics plc, which provides automated consumer financial services, and Eagle Pharmaceuticals, Inc., a specialty pharmaceutical company focused on developing and commercializing injectable products, primarily in the critical care and oncology areas. Mr. Braunstein was previously a member of the Board of Directors of Corindus Vascular Robotics, Inc., a company focused on using remote control and robotics to move coronary guidewires and balloon/stent catheters, before its sale to Siemens Healthineers AG. Mr. Braunstein received his B.S. from Cornell University in 1983 and his J.D. from Harvard Law School in 1986. We believe Mr. Braunstein has extensive executive experience and a strong background in investment strategy, banking and finance, which provides the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Jacob Lamm joined the Board of Directors of the Company in April 2020. He has been Chair of the Finance Committee and a member of the Nominating and Corporate Governance Committee since his appointment. Mr. Lamm has served as the Chief Operating Officer of InVisionApp Inc., a digital product design platform, since February 2020. Mr. Lamm is founder and president of Enterik Advisory LLC, providing executive and board level consulting services with a focus on organic and inorganic growth strategies. He previously served as Executive Vice President of CA Technologies, a provider of information technology management software and solutions, from 2009 to 2019, where he was responsible for corporate strategy, M&A, venture investing, strategic alliances, and new business incubation. Prior to joining CA, he co-founded and served as CTO of Professional Help Desk, a provider of Service Management software that was acquired by CA. Additionally, Mr. Lamm has served as a director of both private and non-profit organizations, serving as a director for the Long Island High Technology Incubator, the New York State Smart Grid Consortium and Watermark Medical Inc., a medical technology company focused on remote diagnostic testing, therapy and patient follow-up, the latter from 2010 to 2018. Mr. Lamm earned a B.S. in computer information science from the City University of New York—Brooklyn College. We believe Mr. Lamm’s more than 25 years of experience in information technology software and infrastructure provides the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Donald W. Layden, Jr. joined the Board of Directors of the Company in April 2019. He has served on the Finance Committee since April 2020. He acted as our interim CEO from October 18, 2019 to February 28, 2020, as our Non-Executive Chairman from November 11, 2019 to February 28, 2020, and has been our President and Chief Executive Officer since February 28, 2020. Mr. Layden served as the Chair of the Compliance Committee from April 2019 until November 8, 2019. He was a Venture Partner at Baird Venture Partners, from December 2011 until his resignation in February 2020. Since October 2009 and until February 2020, he had been an of-counsel partner of Quarles & Brady LLP, where he practiced corporate law. Mr. Layden served on the Board of Directors of Firstsource Solutions Limited (NSE:FSL), a public company traded on the National Stock Exchange of India from April 2006 until March 2019. Mr. Layden served as an independent director of Online Resources Corporation (NASDAQ:ORCC) from May 2010 to March 2013, when it was sold to ACI Worldwide, Inc. From November 2009 to November 2011, Mr. Layden served as an Adviser of Warburg Pincus LLC in the Technology, Media and Telecommunications group. From October 2004 to October 2009, Mr. Layden held various positions at Metavante Technologies, Inc. (NYSE:MV), including as President of the International Group, and as Senior Executive Vice President of Corporate Development and Strategy, Corporate Secretary and General Counsel. Prior to that, he served at NuEdge Systems LLC as Chief Operating Officer from 2000 to 2002 and as President from 2002 until 2004, when it was purchased by Metavante Technologies, Inc. Prior to that, Mr. Layden held senior management positions with Marshall & Ilsley Corporation (NYSE:MI) from October 1994 until December 1998. Mr. Layden holds a Juris Doctor with honors from Marquette University Law School and a Bachelor of Arts in Economics and Political Science from Marquette University. We believe Mr. Layden’s extensive executive experience and leadership skills, and prior public board experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Patricia A. Oelrich joined the Board of Directors of the Company in April 2019. She has been a member of the Audit Committee since April 2019 and has been a member of the Compliance Committee since November 8, 2019. Since December 2014, Ms. Oelrich has been serving on the Board of the Office of Finance of the Federal Home Loan Banks, where she is the chair of the Audit Committee and member of the Risk Committee. From May 2010 to April 2016, Ms. Oelrich served on the Board of Directors of Pepco Holdings, Inc. (NYSE:POM), where she was the chair of the Audit Committee and member of the Nominating/Governance Committee before its sale to Exelon Corporation (NYSE:EXC). From 2001 to 2009, Ms. Oelrich was the Vice President, Global IT Risk Management at GlaxoSmithKline PLC (NYSE:GSK). From 1995 to 2000, Ms. Oelrich was the Vice President of Internal Audit at SmithKline Beecham prior to its merger with GlaxoWellcome. Prior to that, Ms. Oelrich was a partner at Ernst & Young LLP. She is also a member of the Board of Directors at the Association of Audit Committee Members, Inc. and an advisory board member for the Raj and Kamala Gupta Governance Institute at Drexel University. Ms. Oelrich is a Certified Public Accountant, a Certified Information Systems Auditor and a Governance Fellow of the National Association of Corporate Directors. Ms. Oelrich holds a bachelor’s degree in Business Accounting and Information Systems from Western Illinois University and a Master of Arts and

PhD in Human and Organizational Systems from Fielding Graduate University. We believe Ms. Oelrich’s prior experience in risk management, and public board and audit committee experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Michael K. Passilla joined the Board of Directors of the Company in April 2020. He has been Chair of the Compensation Committee and a member of the CEO Search Committee since his appointment. Mr. Passilla has served as Vice Chairman at Chase Merchant Services. the global payment processing division of JPMorgan Chase &Co, from 2016 to 2018. Prior to that, he was the Chief Executive Officer of Chase Merchant Services from 2013 to 2016. Mr. Passilla was the Chief Executive Officer and President of Elavon, Inc., a global payments processing firm, from 2010 to 2013. Mr. Passilla has been a member of the Board of Directors of Priority Technology Holdings, Inc., an IT service management company, since 2019. Mr. Passilla earned a BBA from the University of Notre Dame and earned an MBA from The J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Passilla’s extensive industry experience provides the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Ellen Richey joined the Board of Directors of the Company in April 2020. She has been a member of the Audit Committee, the Compliance Committee and the Finance Committee since her appointment. Ms. Richey served as Vice Chairman of Risk and Public Policy of Visa Inc. (Visa), a global payments technology company, from 2014 to 2019, and as Chief Risk Officer from 2017 to 2019. In such roles, Ms. Richey oversaw risk management, including enterprise risk, settlement risk, operational resilience, internal audit, and risks to the integrity of the broader payments ecosystem, and served as a member of Visa’s senior executive committee. During 2014, Ms. Richey concurrently served as Chief Legal Officer, assuming responsibility for the legal function in addition to her risk responsibilities. From 2007 to 2013, Ms. Richey served as Executive Vice President and Chief Enterprise Risk Officer. In that role, she was responsible for oversight of Visa’s compliance, audit and risk teams, including payment system risk, settlement risk and enterprise risk. Ms. Richey earned a B.A. in Linguistics and Far Eastern Languages from Harvard University (1970) and a J.D. from Stanford University (1977), and served as a law clerk for Associate Justice Lewis F. Powell, Jr., of the United States Supreme Court, from 1979 to 1980. We believe Ms. Richey’s extensive experience in the payments industry and in risk management, compliance and audit provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Anne M. Smalling joined the Board of Directors of the Company in April 2020. She has been Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee since her appointment. Ms. Smalling has served as President and Managing Partner of HM International, LLC (HMI), a privately-held business that acquires undervalued assets and builds a steady trajectory of worth since 1999. As President and Managing Partner, Ms. Smalling provides oversight and supervision of the operating businesses in their succession, strategic planning, financing, acquisition and divestitures and major capital expenditures. Ms. Smalling currently serves as the Chair of the Boards of Directors of Quality Sausage Company, LLC, which is a leader in custom/proprietary pre-cooked meats and pepperoni supplying products to industrial and foodservice customers, since 2014, and American Innovations, a provider of compliance solutions to oil and gas pipelines thru an integrated family of hardware, software and professional services, since 2004. She also serves on the Boards of Directors of Igasamex, S. de R.L. de C.V., a developer of private natural gas distribution systems in Mexico, since 1995, Garrison Brothers, a bourbon distillery, since 2013, and rateGenius, Inc., a multi-state, web-based loan brokerage company, since 1999. She formerly served as Chairman of Windsor Quality Food Company, a leader in frozen food manufacturing for consumers and foodservice, from 2004 to 2014. Ms. Smalling earned a B.S. in Developmental Psychology from Cornell University (1987) and an MBA from Harvard Business School (1992). We believe Ms. Smalling’s operational expertise and experience in strategic planning and financing, in a broad range of industries, provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Director

Shannon S. Warren joined the Board of Directors of the Company in April 2020. She has been Chair of the Audit Committee and a member of the CEO Search Committee since her appointment. Ms. Warren currently is the owner and principal of SSW Consulting LLC, providing risk and finance advisory services, since 2019. Ms. Warren was the Chief Control Officer of JPMorgan Chase & Co. (JPM), a global financial services firm, from 2012 to 2016. In this role, she established the Oversight and Control function, designed the framework for the identification and management of operational risk in all products and services offered by JPM, implemented more comprehensive operational risk management technology and managed supervisory regulatory relationships globally. Prior to this role, Ms. Warren was the Corporate Controller and held several additional finance roles at JPM since joining in 2000, and has expertise with accounting and financial reporting matters. Ms. Warren is a graduate of the University of Michigan and is a Certified Public Accountant (inactive). We believe that Ms. Warren’s over 20 years of experience in banking, audit and consulting services provides the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Although the Board of Directors has no reason to believe any of the nominees for director will be unable to accept such nomination, if such should occur, proxies will be voted (unless marked to the contrary) for such substitute person or persons, if any, as shall be recommended by the Board of Directors.

Cumulative voting rights do not exist with respect to the election of directors. Pursuant to the Company’s Bylaws, each director nominee who receives a majority of the votes cast (i.e., the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee, excluding abstentions) by the holders of the Common Stock and Series A Preferred Stock voting together, with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1988 of a vote, with each fractional vote being rounded to the nearest whole number, will be elected a director in an uncontested election. Since the number of nominees for election at the Annual Meeting does not exceed the number of directors to be elected, the Annual Meeting will be an uncontested election.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE TEN BOARD NOMINEES.

14.	The section titled “Certain Background Information” beginning on page 14 and ending on page 15 of the Definitive Proxy Statement is deleted in its entirety and replaced with the following:

SUMMARY OF THE LETTER AGREEMENT

On April 26, 2020, the Company and Hudson Executive Capital LP (“Hudson Executive”), on behalf of itself, its affiliates and its affiliated funds (such affiliates and affiliated funds, together with Hudson Executive, collectively, the “HEC Group”) entered into a letter agreement (the “Letter Agreement”) pursuant to which:

•

Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Michael K. Passilla, Ellen Richey, Anne M. Smalling and Shannon S. Warren (the “New Directors”) were appointed to the Board, effective upon execution of the Letter Agreement;

•	Kelly Ann Kay, Robert L. Metzger, Sunil Sabharwal, William J. Schoch and Ingrid S. Stafford resigned from the Board, effective upon execution of the Letter Agreement.;

•

The Company agreed to nominate Donald W. Layden, Jr., Patricia A. Oelrich (the “Incumbent Directors”) and the New Directors (collectively, the “Continuing Directors”) for election at the Annual Meeting, distribute a revised proxy statement reflecting the nomination of the Continuing Directors and use its reasonable best efforts to cause the election of the Continuing Directors;

•	The Company agreed to adopt a resolution approving the amendment to that certain Employment Agreement, dated as of February 28, 2020, between the Company and Mr. Layden;

•	Each member of the HEC Group will cause its shares to be voted in favor of the election of the Continuing Directors; and

•	The HEC Group and the Company will file all documents necessary to effect the dismissal with prejudice of the action captioned HEC Master Fund LP v. USA Technologies, Inc., et al., case number 2019-11640-MJ, and the HEC Group withdrew its shareholder demand for board action, dated as of February 12, 2020.

We estimate that the total cost of the settlement to the Company will be approximately $100,000, which includes the legal costs associated with preparing this Proxy Supplement, negotiating the Letter Agreement and implementing its provisions.

THE COMPANY HAS FILED THE LETTER AGREEMENT AS AN EXHIBIT TO A CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2020. THE DESCRIPTION OF THE LETTER AGREEMENT IN THIS PROXY SUPPLEMENT IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF THE LETTER AGREEMENT.

15.	The subsection titled “Independence of the Board of Directors” on page 15 of the Definitive Proxy Statement is amended and restated as follows:

The newly appointed Board of Directors has determined that the following nine nominees are independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC: Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Patricia A. Oelrich, Michael K. Passilla, Ellen Richey, Anne M. Smalling and Shannon S. Warren, which members constitute all of the currently serving Board of Directors other than Mr. Layden.

The previous Board of Directors had determined that Kelly Ann Kay, Robert L. Metzger, Sunil Sabharwal, William J. Schoch and Ingrid S. Stafford, all of whom served as a director of the Company until April 2020 were independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC. The previous Board considered Mr. Metzger’s present employment as a Senior Director of William Blair & Company, L.L.C., as well as his past relationship with that firm, in determining that he qualified as independent under the applicable listing standards.

16.	The fourth full paragraph on page 16 of the Definitive Proxy Statement is amended and restated as follows:

The Audit Committee of the Board of Directors presently consists of Ms. Oelrich, Ms. Richey, Ms. Smalling and Ms. Warren (Chair). The Board has determined that each member of the Audit Committee is independent as defined under the listing standards of The Nasdaq Stock Market LLC and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Our Board of Directors has also determined that Ms. Oelrich and Ms. Warren are each an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee engages the Company’s independent accountants, and is primarily responsible for approving the services performed by the Company’s independent accountants, for reviewing and evaluating the Company’s accounting principles, reviewing the independence of independent auditors, recommending to the Board of Directors that the audited financial statements be included in the Company’s annual Form 10-K, and for discussing with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies. The Audit Committee met 15 times during the 2019 fiscal year. The Audit Committee operates pursuant to a charter that was adopted by the Board of Directors on April 11, 2011, and amended on March 6, 2020, a copy of which is accessible on the Company’s website, www.usatech.com.

17.	The first sentence of the fifth full paragraph on page 16 of the Definitive Proxy Statement is amended and restated as follows:

The Compensation Committee of the Board of Directors presently consists of Ms. Baird, Mr. Braunstein and Mr. Passilla (Chair).

18.	The first sentence of the seventh full paragraph on page 16 of the Definitive Proxy Statement is amended and restated as follows:

The Nominating and Corporate Governance Committee of the Board of Directors presently consists of Ms. Baird, Mr. Lamm and Ms. Smalling (Chair).

19.	The first sentence of the fourth full paragraph on page 17 of the Definitive Proxy Statement is amended and restated as follows:

The Compliance Committee presently consists of Ms. Oelrich (Chair) and Ms. Richey.

20.	The following disclosure is inserted after the fourth full paragraph on page 17 of the Definitive Proxy Statement:

Finance Committee.

The Finance Committee is a newly formed committee and presently consists of Mr. Bergeron, Mr. Braunstein, Mr. Lamm (Chair), Mr. Layden and Ms. Richey. The Finance Committee was formed on April 27, 2020. The Finance Committee will review and approve matters related to financing activities of the Company.

CEO Search Committee.

The CEO Search Committee is a newly formed committee and presently consists of Mr. Bergeron (Chair), Mr. Braunstein, Mr. Passilla and Ms. Warren. The CEO Search Committee was formed on April 27, 2020. The CEO Search Committee will review and approve matters related to searching for a new Chief Executive Officer of the Company.

21.	The section titled “Item 3 Advisory Vote on Named Executive Officer Compensation” on page 25 of the Definitive Proxy Statement is amended and restated as follows:

As required by Section 14A of the Exchange Act, shareholders are entitled to a non-binding vote on the compensation of our named executive officers (sometimes referred to as “say-on-pay”).

We are recommending a vote against the proposal to adopt the named executive officer compensation program, as described under the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, which describes in detail our executive compensation programs and the decisions made by the previous Compensation Committee and the previous Board of Directors.

The Compensation Committee is responsible for annually reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of the executive officers of the Company, evaluating the executive officers’ performance in light of those goals and objectives, and recommending for approval to the Board the executive officers’ compensation levels based on this evaluation.

The compensation program described in this proxy statement was designed and approved by the previous Board. However, our current Board does not believe that the program appropriately took into account the recent performance of the Company. For this reason, our current Board of Directors, other than Mr. Layden, who abstained from the recommendation due to his interest in the proposal, recommends that shareholders vote against the approval, on an advisory basis, of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in the Company’s proxy statement for the 2020 Annual Meeting of Shareholders, is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders, and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider any shareholder’s concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote, and each share of Series A Preferred Stock entitled to 0.1988 of a vote, with any fractional vote being rounded to the nearest whole number) is required for approval of this proposal.

22.

The section titled “Item 5A Approval of the Amendment of the Company’s Amended and Restated Articles of Incorporation to Opt Out of Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law (Control Transactions)” on page 28, continuing on page 29, of the Definitive Proxy Statement is amended and restated as follows:

Introduction

This amendment, which we refer to as the “Subchapter E Amendment”, would provide that Subchapter E – Control Transactions (15 Pa. Con.Stat. §§ 2541-48) (which we refer to herein as “Subchapter E”) of the Pennsylvania BCL, will not be applicable to the Company. Subchapter E is reproduced in Annex C, and the summary below is qualified in its entirety by the text of Subchapter E.

Subchapter E

Subchapter E provides that, subject to certain exceptions, if a person or entity or a group of persons or entities acting in concert (hereinafter called a “Controlling Person or Group”) acquires “voting power” over voting shares of a publicly-traded Pennsylvania corporation, such as the Company, that would entitle the Controlling Person or Group to cast at least 20% of the votes that all shareholders of the corporation would be entitled to cast in an election of directors of the corporation (the acquisition of such voting power being hereinafter referred to as a “Control Transaction”), then: (i) prompt notice of such Control Transaction must be given to the other holders of voting shares of the corporation by the Controlling Person or Group; and (ii) any such holders who object to the Control Transaction and comply with specified procedures may demand that the Controlling Person or Group purchase such objecting holders’ voting shares for “Fair Value” (as defined in the Pennsylvania BCL).

The minimum value that such objecting holders are entitled to receive under Subchapter E is the highest price paid per share by the Controlling Person or Group within the 90-day period ending on the date of the Control Transaction. If objecting holders believe the Fair Value of their voting shares is higher than this minimum amount, they are entitled to have the Fair Value of their voting shares determined by an appraiser appointed by the court. Any appraiser so appointed is required to determine the Fair Value of each voting share as of the date of the Control Transaction, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation. The appraisal costs are borne by the Controlling Person or Group, and the appraised Fair Value, plus interest, is then paid to those holders who demanded the appraisal in return for their voting shares.

Effect of Amendment

Approval of the proposed amendment to the Company’s Articles of Incorporation to make Subchapter E inapplicable to the Company would permit Control Transactions, as defined above, to take place without entitling other holders of Company voting shares to demand that they receive Fair Value for their voting shares as provided in Subchapter E.

The affirmative vote of a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote, and each share of Series A Preferred Stock entitled to 0.1988 of a vote, with any fractional vote being rounded to the nearest whole number) is required for approval of this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 5A TO APPROVE THE AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO OPT OUT OF SUBCHAPTER E.

23.

The section titled “Item 6 Non-binding Proposal on Enforcement of Subchapter H of the Pennsylvania Business Corporation Law (Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control) Against Hudson” beginning on page 31, continuing on page 32, of the Definitive Proxy Statement is deleted in its entirety and replaced with the following:

ITEM 6

APPROVAL OF AMENDMENT TO 2018 EQUITY INCENTIVE PLAN

On May 4, 2020, the Board of Directors adopted, subject to shareholder approval, an amendment to the USA Technologies, Inc. 2018 Equity Incentive Plan (the “Plan”) to increase the number of shares of Common Stock with respect to which awards thereunder may be issued and to clarify the minimum vesting provision thereunder (the “Plan Amendment”). The Plan provides for the granting of annual and long-term equity awards, including stock options, restricted stock, performance awards, and other stock-based awards, to our employees, directors, consultants and advisors.

The number of shares issuable under the Plan, as amended by the Plan Amendment, would be up to 4,000,000 shares of Common Stock, an increase from the total number of 1,500,000 shares currently issuable under the Plan. The total number of shares issuable under the Plan, as amended by the Plan Amendment, would represent 6.23% of the shares of Common Stock that were issued and outstanding as of March 18, 2020.

Reasons for Requesting Additional Shares

Our Compensation Committee and our Board believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. We also believe that our ability to do so depends on being able to offer key personnel competitive compensation. In particular, our Compensation Committee and our Board believe that the increase in the number of shares issuable under the Plan is necessary for the following reasons:

Equity is a Fundamental Component of Our Compensation Program

•

Equity is a key component of our compensation program, providing a direct link between our shareholders’ interests and the incentivization of our employees, executive officers, directors, and advisors. The Compensation Committee and the Board believe this link to be key to the future success of the Company, and as such, intend to structure future director and executive officer compensation to emphasize equity compensation over cash compensation.

•

A structure with increased emphasis on equity compensation will also enable the Company to conserve cash and protect cash flow, a key element of our Board’s overall philosophy with respect to our business, which has become an increasingly important goal in light of the COVID-19 pandemic and its effect worldwide.

•

Increasing the role that equity compensation has in our overall compensation framework enhances equity ownership of our employees, executive officers, and directors, which our Compensation Committee and Board believe is key to increasing shareholder alignment.

Equity Compensation is Key to Our Ability to Hire and Retain Talent

•

If the Plan Amendment is not approved, our future ability to issue appropriate equity compensation (and to structure our compensation program as described above) would be significantly limited, which could impede our ability to hire and retain talent. This talent includes a new Chief Executive Officer, a search for whom was announced by the Company on April 27, 2020, our new non-employee directors appointed to the Board on April 26, 2020, and potentially additional key hires that our Board may identify as we execute our plan to improve and grow our Company and business. Our Board and Compensation Committee believe that the best way to attract and retain talent is to offer equity-based incentives with attractive “upside” growth opportunity if our leadership succeeds in improving upon our Company’s past performance, which is aligned with our shareholders’ interests.

Our New Focus on Increased Equity Incentives Requires Additional Flexibility under the Plan

•

Although awards under our equity incentive plans are in the Board’s and the Compensation Committee’s discretion, our Board and Compensation Committee believe that the increased reserve that would be made available by the Plan Amendment is necessary to provide sufficient flexibility to carry out the goals described above: a new compensation program that appropriately incentivizes our employees, executive officers, and directors by increasing the emphasis on equity-based compensation in our overall compensation program, and provides us with the necessary tools to attract, retain, and motivate the highest-quality candidates.

•

In the absence of approval of the Plan Amendment, the Company may need to provide additional cash compensation (or cash-settled awards) to appropriately retain its employees, directors, and service providers, which could increase the Company’s compensation expense (including as a result of the need to mark-to-market cash-settled awards under current accounting rules), contribute to greater volatility in our reported earnings, and create less alignment with our shareholders.

Assuming that aggregate equity awards are granted at levels consistent with recent historical practices, the Board and the Compensation Committee believe that the shares available for grant under the Plan (as amended by the Plan Amendment) and under the existing equity incentive plans of the Company would be sufficient to cover equity awards attributable to several performance cycles. The reserve may be sufficient for a longer or shorter period of time depending on our future needs, which are influenced by such factors as our employee population, award forfeitures and cancellations, acquisition activity, and our stock price. However, as further described above, the Board and the Compensation Committee do not believe that the shares available for grant under our existing equity incentive plans would be sufficient to grant awards under a new, go-forward compensation philosophy for our directors and executive officers intended to emphasize equity compensation over cash compensation to better link our shareholders’ and employees’, executive officers’, and directors’ interests.

Purpose of the Plan

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by: (i) encouraging employees, directors, consultants and advisors to focus on critical long-range objectives; (ii) encouraging the attraction and retention of employees, directors, consultants, and advisors with exceptional qualifications; and (iii) linking employees, directors, consultants, and advisors directly to shareholder interests through increased equity ownership. In this regard, our Compensation Committee views long-term equity awards as a key component of the Company’s executive compensation program, and believes that use of equity awards helps to align the interests of management with those of our shareholders, and motivates our executives to make sound business decisions focused on long-term shareholder value creation and continuing the Company’s growth.

Promotion of Good Compensation Practices

The Plan is designed to reinforce the alignment of equity compensation arrangements for our employees, directors, consultants and advisors with shareholder interests, and includes a number of practices that the Company believes represent best practices:

•

The Plan allows us to grant equity incentive compensation in the form of stock options, restricted stock, performance awards, and other stock-based awards, which provides our Compensation Committee with sufficient flexibility to structure appropriate incentives;

•	The Plan will be administered by the Compensation Committee, comprised entirely of independent directors;

•	The Plan prohibits repricing of stock options without prior shareholder approval;

•	Stock options awarded under the Plan may not have an exercise price lower than the fair market value of a share of Common Stock on the date of grant;

•	The Plan does not include liberal share recycling provisions;

•

The Plan does not contain a liberal change of control definition, and includes “double-trigger” provisions for the acceleration of vesting of outstanding equity awards following a change of control of the Company; and

•	Awards generally may not be transferred except by will or the laws of descent and distribution.

Key Data

The following table includes information regarding outstanding share awards, outstanding stock option awards, and shares available for future equity awards under the existing equity incentive plans as of May 1, 2020 (and without giving effect to approval of the Plan Amendment):

Total shares available under 2013 Stock Incentive Plan:	—
Total shares available under 2014 Stock Option Incentive Plan:	105,687
Total shares available under 2015 Equity Incentive Plan:	148,981
Total shares available under 2018 Equity Incentive Plan (prior to Plan Amendment):	870,605

Note that the Plan Amendment will not affect or modify the Company’s 2013 Stock Incentive Plan, 2014 Stock Option Incentive Plan, or 2015 Equity Incentive Plan, each of which was previously approved by our shareholders. Our employees, directors and consultants are also eligible to receive awards under these plans.

When approving the Plan Amendment, our Board of Directors considered the burn rate with respect to the equity awards granted by our Company, as well as our overhang. Our burn rate is equal to the total number of equity awards our Company granted in a fiscal year divided by the weighted average number of shares of Common Stock issued and outstanding during the fiscal year. Our average share burn rate for the past three fiscal years was 0.94%.

	Fiscal 2017	Fiscal 2018	Fiscal 2019	Average
Number of equity awards granted	438,664	454,594	510,062	467,773
Burn rate %	1.10%	0.88%	0.85%	0.94%

Summary of the Plan Amendment

The sole effects of the Plan Amendment are to (i) increase the total number of shares of Common Stock issuable under the Plan from 1,500,000 shares to 4,000,000 shares, and (ii) clarify that for purposes of the minimum vesting provision under the Plan (as further described below), (x) awards may vest, settle, or become exercisable prior to the 1-year anniversary of the date of grant in connection with an applicable termination of a grantee’s service with the Company, and (y) an award to a non-employee director may be granted on or promptly following the date of an annual meeting of shareholders that vests upon the annual meeting of shareholders occurring in the following year and that occurs at least 50 weeks following such preceding meeting without counting against the minimum vesting limitations under the Plan. The foregoing summary of the Plan Amendment is qualified in its entirety by reference to the complete text of the Plan Amendment, which is set forth in Annex A to this proxy statement. Shareholders are encouraged to read the text of the Plan Amendment in its entirety.

Material Features of the Plan

Although our shareholders are only being ask to vote to approve the Plan Amendment, below is a summary of the material terms of the Plan, which is qualified in its entirety by reference to the complete text of the Plan, which is set forth as Appendix A to the Company’s proxy statement for its 2018 Annual Meeting of Shareholders, filed with the SEC on April 2, 2018, as amended by the Plan Amendment. Shareholders are encouraged to read the text of the Plan (and the Plan Amendment) in its entirety.

Purpose. The purpose of the Plan is to attract and retain employees, directors, consultants, and advisors, to provide an incentive for them to assist us in achieving our long-range performance goals, and to enable them to participate in our long-term growth.

Effective Date. The Plan initially became effective on the date of our 2018 Annual Meeting following approval by our shareholders. The Plan Amendment will become effective on the date of our 2020 Annual Meeting, if approved by our shareholders.

Term. The Plan will expire on April 26, 2028, after which date no new awards may be granted under the Plan; provided, however, that the term of any option granted under the Plan may not be more than seven (7) years from the date of grant.

Securities to be Offered and Eligible Participants. The Plan, as amended by the Plan Amendment, provides for the issuance of a maximum of 4,000,000 shares pursuant to the awards under the Plan to our and our subsidiaries’ employees, directors, executive officers, consultants, and advisors. All of our employees, executive officers, and non-employee directors are eligible to participate in the Plan; as of May 1, 2020, the approximate number of each such class of participants was 156 employees (including our 6 executive officers), 9 non-employee directors and no consultants or advisors. The basis of participation of an individual under the Plan, and the type and amount of any award that an individual will be entitled to receive under the Plan, will be determined by the Compensation Committee based on its judgment as to the best interests of the Company and its shareholders, and therefore cannot be determined in advance.

The shares of our Common Stock available for issuance under the Plan, shares of Common Stock subject to outstanding awards under the Plan, and exercise prices of outstanding options under the Plan are subject to adjustment for any stock dividend, recapitalization, stock split, stock combination or certain other corporate reorganizations. Adjustments do not have to be uniform as between different awards or different types of awards.

To the extent the Company grants a stock option, stock award, or restricted share under the Plan, the number of shares that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to such award. If an award granted under the Plan is canceled, terminated, expires before exercise, or lapses for any reason, including by reason of failure to meet time-based vesting requirements or to achieve performance goals, the number of shares underlying such award, which were not issued or which were issued and forfeited, terminated, or canceled, shall again be available under the Plan for subsequent awards. Notwithstanding anything to the contrary, shares of Common Stock subject to an award under the Plan may not again be made available for issuance under the Plan if such shares are: (i) subject to a stock option and were not issued or delivered upon the net settlement or net exercise of such stock option; (ii) shares delivered to or withheld by the Company to satisfy the purchase price or tax withholding obligations relating to an outstanding award; or (iii) shares that are repurchased by the

Company with proceeds received from payment of the exercise price of a stock option. Shares issued pursuant to awards under the Plan may be authorized and unissued shares or shares that we reacquired including in the open market.

Administration. The Plan is administered by the Compensation Committee of our Board. Subject to the provisions of the Plan, the Compensation Committee has full authority and discretion to take the following actions: (i) to grant and amend awards, (ii) to adopt, amend, and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any award, (iii) to construe and determine the Plan and any documentation (including electronic) relating to the Plan or awards thereunder; (iv) to prescribe, amend, and rescind rules and regulations relating to the Plan and any awards; (v) to determine the terms and provisions of awards, which need not be identical; and (vi) to make all other determinations in the judgment of the Compensation Committee necessary or desirable for the administration and interpretation of the Plan.

If any awards are to be granted under the Plan to an executive officer of the Company or to a director, any such award shall also be approved by the Board of Directors upon recommendation of the Compensation Committee.

Subject to the terms and limitations set forth in the Plan, the Chairman and Chief Executive Officer has the authority to: (i) designate employees (other than executive officers) to be the recipients of awards, and (ii) determine the number of shares (including the number of shares underlying stock options) to be awarded to such employees. The Compensation Committee and the Chairman and Chief Executive Officer shall, on an annual basis, agree upon and specify the total number of shares that may be so designated.

Options. Subject to the provisions of the Plan, the Compensation Committee may award options to purchase shares of common stock and has the authority to select the optionees and determine the terms of the options granted, including: (i) the number of shares subject to each option; (ii) when the option becomes exercisable; (iii) the exercise price of the option; (iv) the duration of the option; (v) the time, manner, and form of payment upon exercise of an option; and (vi) provisions relating to vesting, forfeiture, and repurchase of the options.

The exercise price per share for each option, including both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”), to be granted under the Plan may not be less than the fair market value per share of our Common Stock on the date of such grant. In no event may the Compensation Committee amend an outstanding option agreement to reduce the exercise price or otherwise reprice or institute an option exchange program, or if the exercise price of an option is above the fair market value per share of our Common Stock, take action to cancel and re-grant or exchange an outstanding option for cash or another award, unless such action is approved by our shareholders.

Each option granted will expire on the date specified by the Compensation Committee, but not more than seven years from the date of grant. Generally, unless stated otherwise in an applicable award agreement, no option may be exercised more than 90 days following termination of employment; however, in the event that termination is due to death or disability, the option is exercisable for a maximum of one year after such termination.

On May 1, 2020, the closing price of our Common Stock, the class of stock underlying stock options issuable under the Plan, was $6.80 per share.

Restricted Stock Awards. Subject to the provisions of the Plan, the Compensation Committee may grant shares of restricted stock to participants with such restricted periods and other conditions as the Compensation Committee may determine (and for no cash consideration or such other consideration as may be required by applicable law or by the Compensation Committee). The Compensation Committee may also provide for the right of the Company to repurchase all or part of such shares at the issue price or other stated or formula price from the participant, or for the forfeiture of all or any part of such shares by the participant, in the event that the conditions specified by the Compensation Committee in the applicable award are not satisfied prior to the end of the applicable restriction period or periods established by the Compensation Committee for such award.

Other Stock Awards. Subject to the provisions of the Plan, the Compensation Committee may grant other awards based upon the Common Stock, including, without limitation, the grant of shares based upon certain conditions, performance goals, or shares of our Common Stock not subject to any restrictions.

Performance Awards. Subject to the provisions of the Plan, the Compensation Committee may grant awards under the Plan that are subject to such performance conditions as may be specified by the Compensation Committee. The Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

The Compensation Committee may establish performance goals that are measured either individually, alternatively, or in any combination, applied to either the Company as a whole or to a specified subsidiary or business unit, and measured over a performance period, on an absolute basis or relative to a pre-established target to a previous year’s result or to a designated comparison group, either based on United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Compensation Committee in the award. The business criteria that the Compensation Committee may use in establishing performance goals for such an award include, among others: net new connections to the Company’s service; adjusted EBITDA; operating cash flow; earnings per share; operating income; adjusted operating income; non-GAAP net income; operating margin; return on equity; return on assets; total revenues; or total shareholder return.

Minimum Vesting. Equity-based awards granted under the Plan may not become exercisable, vest, or be settled prior to the one-year anniversary of the date of grant, other than (i) in the event of death or disability (or, pursuant to the Plan Amendment, upon another termination of a participant’s service as determined by the Compensation Committee); and (ii) in addition, no more than 5 percent of the aggregate number of shares authorized for issuance under the Plan may be subject to any (or no) vesting conditions as the Compensation Committee deems appropriate. The Plan Amendment further clarifies that an award to a non-employee director may be granted on or promptly following the date of an annual meeting of shareholders that vests upon the annual meeting of shareholders occurring in the following year and that occurs at least 50 weeks following such preceding meeting without counting against the foregoing limitation.

Clawbacks. Awards under the Plan will be subject to any clawback and/or forfeiture policy of the Company, as applicable, and repayment when required by any policy adopted by The NASDAQ Stock Market LLC. Awards under the Plan are also generally subject to any recovery, recoupment, clawback, and/or other forfeiture policy maintained by the Company from time to time.

General Provisions. Each award will be evidenced by a written document (which may be electronic), specifying the terms and conditions thereof, and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Compensation Committee considers necessary or advisable. The terms of each type of award need not be identical and the Compensation Committee need not treat participants uniformly. The Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected participant, holder, or beneficiary.

The Compensation Committee may amend, suspend, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan (i) would materially increase the benefits accruing to participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, or (iii) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the shares are traded or quoted, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially impair the rights of any participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected participant, holder, or beneficiary.

The Compensation Committee will determine the effect on an award of the death, disability, retirement, or other termination of employment of a participant and the extent to which and period during which the participant’s legal representative or guardian may receive payment of an award or exercise rights thereunder. The Compensation Committee, in its discretion, may waive or amend the operation of provisions regarding exercise of awards after termination of employment and, except as otherwise provided in the Plan, adjust any of the terms under any award. Except to the extent permitted by the Compensation Committee with respect to NQSOs, grants under the Plan are not transferable other than as designated by the participant by will or by the laws of descent and distribution.

Change of Control. The Company will undergo a change of control in the event of certain acquisitions of 51% or more of the Company’s Common Stock, a change in the majority of the Board of Directors under certain circumstances, or the consummation of a reorganization, merger, or consolidation (unless, among other conditions, the Company’s shareholders receive more than 51% of the stock of the surviving company), a sale or disposition of all or substantially all of the assets of the Company, or a complete liquidation or dissolution of the Company.

In the case of a change of control pursuant to which the awards are not effectively assumed or replaced in accordance with the terms of the Plan, then, upon such change of control, all stock options will become immediately exercisable, and will remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, and the shares will become fully vested, and, unless otherwise specified in a participant’s award agreement, all payout opportunities under all outstanding awards subject to performance-based vesting requirements will be earned based on actual performance through the effective date of the change of control, and the vesting of all such awards will be accelerated as of the effective date of the change of control. In addition, the Board of Directors (as constituted before the change of control) may, in its sole discretion, require outstanding awards, in whole or in part, to be canceled, and to provide for the holder to receive a cash payment (or shares in the resulting corporation or its parent corporation) in an amount (or having a value) equal to: (i) in the case of a stock option, the number of shares then subject to the portion of such award canceled multiplied by the excess, if any, of the highest per-share price offered to holders of Common Stock in the change of control transaction, over the purchase price per share subject to the award; and (ii) in the case of restricted shares, the number of shares of Common Stock then subject to the portion of such award canceled to the extent the performance criteria (if any) applicable to such award are satisfied multiplied by the highest per share price offered to holders of Common Stock in the change of control transaction.

In the event of the termination of a participant’s employment by the Company without “cause” or, to the extent permitted in the award agreement, the termination of a participant’s employment by the participant for a “constructive termination” or “good reason,” in each case, within the 18-month period following the occurrence of a change of control in which the outstanding awards were effectively assumed or replaced or otherwise remained outstanding, then, upon such termination of employment, all stock options will become immediately exercisable and remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, and, unless otherwise specified in a participant’s award agreement, with respect to awards subject to performance-based vesting conditions: (i) in the event that the termination of employment occurs during the first twelve months of a performance period, all unvested awards will be prorated based on the greater of actual performance through the date of termination of employment and target performance, with the award prorated based on the number of full months the employee participated in the performance period, and the vesting of all such awards will be accelerated as of the effective date of such termination of employment; and (ii) in the event that the termination of employment occurs on or after the first anniversary of the commencement of the performance period, all unvested awards will be earned at the greater of actual performance through the date of termination of employment and target performance.

New Plan Benefits

Awards, if any, will be granted under the Plan with respect to shares of Common Stock made available by the Plan Amendment only after the Plan Amendment is approved by the shareholders. All future awards under the Plan will be made at the discretion of the Compensation Committee, and for awards to our executive officers or directors, upon further approval by the Board. Therefore, at the present time, it is not possible to determine the number of shares or stock options, if any, that will be received by any individuals or groups pursuant to the Plan. We have therefore not included a table that reflects such awards. However, note that the Compensation Committee currently intends, subject to approval by both the Compensation Committee and the Board of Directors, that an annual grant of equity awards will be made to each of the 9 non-employee directors serving on the Board of Directors as of the date of this Proxy Supplement, under either the Plan or one of the Company’s other shareholder-approved equity plans, shortly following the date of this Proxy Supplement. In total, the Compensation Committee currently expects to award (subject to approval by both the Compensation Committee and the Board of Directors) each such non-employee director: (i) a one-time award of stock options, with respect to approximately 120,000 shares of Common Stock (i.e, stock options with respect to an aggregate number of 1,080,000 shares of Common Stock), vesting over a four-year period, and (ii) an annual equity award of restricted stock or restricted stock units, with a fair market value of approximately $100,000, vesting over a one-year period. The Compensation Committee currently expects that such awards of stock options (but not the awards of restricted stock or restricted stock units) will be granted subject to shareholder approval of the Plan Amendment.

Equity Compensation Plan Information

As of June 30, 2019, equity securities authorized for issuance by the Company with respect to compensation plans were as follows:

Plan category	Number of Securities to be issued upon exercise of outstanding options and warrants (a)	Weighted average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,127,097	$4.84	1,944,253	(1)
Equity compensation plans not approved by security holders	—	—	—

TOTAL	1,127,097	$4.84	1,944,253

(1)

Represents (i) 1,500,000 stock options or shares of common stock remaining to be awarded under the 2018 Equity Incentive Plan, (ii) 342,806 stock options or shares of common stock remaining to be awarded under the 2015 Equity Incentive Plan, and (iii) 101,447 stock options remaining to be awarded under the 2014 Stock Option Incentive Plan.

United States Federal Income Tax Consequences

The following discussion of the United States federal income tax consequences of the issuance of awards granted under the Plan is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current regulations adopted and proposed thereunder, and existing administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”). It is not intended to be a complete discussion of all of the United States federal income tax consequences of the Plan or of all of the requirements that must be met in order to qualify for the described tax treatment. The Plan provides the Company with broad discretion to grant many different types of awards. The discussion below addresses the United States federal income tax consequences of only some of the types of awards the Company is permitted to make under the Plan. Depending on the type of award granted under the Plan, the United States federal income tax consequences to the Company and recipients of awards could materially differ from the discussion below. This discussion is general in nature and does not account for numerous circumstances that may apply to a particular participant in the Plan. In addition, the state or local income tax consequences of a Plan award might be different than the federal income tax consequences described below. Each recipient should consider his or her personal situation and consult with his or her tax advisor with respect to the specific tax consequences applicable to each recipient. The discussion below is limited to U.S. federal income tax consequences and does not address foreign, state, local, or non-income tax consequences, including estate tax consequences.

Incentive Stock Options

An option holder will generally not recognize taxable income upon either the grant or the exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax.

An option holder will generally recognize taxable income upon the disposition of the shares received upon exercise of an ISO. Any gain recognized upon a disposition that is not a “disqualifying disposition” will be taxable as a long-term capital gain. The measure of gain is the difference between the proceeds received on disposition and the option holder’s basis in the shares (which generally equals the exercise price). A “disqualifying disposition” means any disposition of shares acquired on the exercise of an ISO within two years of the date the option was granted, or within one year of the date the shares were issued to the option holder. The use of shares acquired pursuant to the exercise of an ISO to pay the option price under another stock option is treated as a disposition for this purpose. If an option holder disposes of stock acquired pursuant to the exercise of an ISO in a disqualifying disposition, the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss.

The Company will not be entitled to any deduction with respect to the grant or exercise of an ISO provided the holder does not make a disqualifying disposition. If the option holder does make a disqualifying disposition, the Company will generally be entitled to a deduction for United States federal income tax purposes (subject to possible limitation under Section 162(m) of the Code) in the year such disqualifying disposition is made, in an amount equal to the taxable ordinary income recognized by the holder.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO, as described below.

Nonqualified Stock Options

An option holder will generally not recognize any taxable income upon the grant of a NQSO under the Plan. Generally, an option holder recognizes ordinary taxable income at the time an NQSO is exercised in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price. If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes.

The Company will generally be entitled to a deduction for United States federal income tax purposes in an amount equal to the ordinary taxable income recognized by the option holder (subject to possible limitation under Section 162(m) of the Code).

When an option holder subsequently disposes of the shares of Common Stock received upon exercise of an NQSO, he or she will recognize long-term capital gain or loss (if the shares are held for at least one year following exercise), in an amount equal to the difference between: (i) the sale price; and (ii) the fair market value on the date on which the option holder recognized ordinary taxable income as a result of the exercise of the NQSO. The Company does not receive a deduction for any such capital gain.

Restricted Shares

A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the restricted shares vest or are no longer subject to a substantial risk of forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will recognize ordinary taxable income on the date of the grant (and, in the case of an employee, subject to withholding) equal to the fair market value of the restricted shares on the date of grant as if the restricted shares were unrestricted and could be sold immediately reduced by the amount, if any, that the holder paid for such shares. If the shares subject to such election are forfeited, the recipient will generally not be entitled to any deduction, refund, or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares after vesting or after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires. However, if the recipient timely makes a Section 83(b) election, the holding period commences on the day after the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately.

The Company will generally be entitled to a deduction for United States federal income tax purposes in an amount equal to the ordinary taxable income recognized by a holder of restricted shares (subject to possible limitation under Section 162(m) of the Code).

Necessary Vote for Approval

The affirmative vote of a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1988 of a vote, with any fractional vote being rounded to nearest whole number) is required for approval of this proposal. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 2018 EQUITY INCENTIVE PLAN.

24.	The section titled “Item 7 Shareholder Proposal: Hudson Bylaw Repeal Proposal” on page 33 of the Definitive Proxy Statement is deleted in its entirety.

25.	The last sentence of the second full paragraph on page 37 of the Definitive Proxy Statement is deleted and replaced with the following:

The Committee was composed of Mr. Metzger and Ms. Stafford until April 26, 2020. The Committee is currently composed of Ms. Baird, Mr. Braunstein and Mr. Passilla.

26.	The section titled “Certain Effects Related to Hudson’s Solicitation” on page 51 of the Definitive Proxy Statement is deleted in its entirety.

27.	The last paragraph on page 51 of the Definitive Proxy Statement is amended and restated as follows:

We will bear the cost of the solicitation of proxies by the Company. In addition to mail and e-mail, proxies may be solicited personally, by advertisement, via the Internet or by telephone or facsimile, by our directors, officers and other employees without additional compensation or by Innisfree M&A Incorporated as referred to below. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies. We have retained Innisfree M&A Incorporated (“Innisfree”), 501 Madison

Avenue, 20th Floor, New York NY 10022, to assist us in the solicitation of proxies and as our advisor for a fee of approximately $20,000, plus out-of-pocket expenses. Innisfree expects that approximately 20 of its employees will assist in the solicitation.

28.	The third full paragraph on page 52 of the Definitive Proxy Statement is amended and restated as follows:

Our bylaws provide that, in order to be properly brought before the 2021 Annual Meeting, a shareholder’s notice of a matter that the shareholder wishes to present (other than a matter brought pursuant to Rule 14a-8 promulgated under the Exchange Act), as well as any director nominations, must be received by the Secretary of the Company not less than 60 nor more than 90 days before the first anniversary of the date of the 2020 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 promulgated under the Exchange Act) must be received no earlier than February 20, 2021, and no later than the close of business on March 22, 2021, unless our annual meeting date occurs more than 30 days before or 60 days after May 21, 2021. In that case, we must receive proposals not earlier than the close of business on the 90th day prior to the date of the 2021 Annual Meeting and not later than the close of business on the later of: (i) the 60th day prior to the date of the 2021 Annual Meeting; or (ii) the 10th day following the day on which we first make a public announcement of the date of the 2021 Annual Meeting.

29.	Annex A of the Definitive Proxy Statement is deleted in its entirety and replaced with the following:

ANNEX A

FIRST AMENDMENT TO THE

USA TECHNOLOGIES, INC.

2018 EQUITY INCENTIVE PLAN

Pursuant to Section 12(a) of the USA Technologies, Inc. 2018 Equity Incentive Plan (the “Plan”), subject to approval by the shareholders of USA Technologies, Inc. at the 2020 Annual Meeting of Shareholders of USA Technologies, Inc., the Plan is hereby amended as follows:

1.	The reference to “1,500,000” in Section 3(a) of the Plan is hereby replaced with “4,000,000”.

2.	The second paragraph of Section 2(a) of the Plan is hereby amended and restated as follows:

“Notwithstanding anything in the Plan to the contrary, Awards granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that: (i) the Committee may provide that Awards become exercisable, vest or settle prior to such date in the event of the Participant’s death, disability, or other termination of Service approved by the Committee; and (ii) up to 5% of the aggregate number of shares authorized for issuance under this Plan (as described in Section 3(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Committee determines appropriate (it being understood that an Award to a non-employee director may be granted on or promptly following the date of an annual meeting of the Company’s shareholders that vests upon the annual meeting of shareholders occurring in the following year and that occurs at least 50 weeks following such preceding meeting without counting against the foregoing limitation).”

Except as expressly set forth above, the terms and provisions of the Plan shall remain in full force and effect in accordance with their terms.

30.	Annex E of the Definitive Proxy Statement is deleted in its entirety.

*        *        *

Shareholders should vote the new WHITE proxy card in order to have their votes counted at the Annual Meeting. Any votes previously submitted on a WHITE or GOLD proxy card will not be counted. If you previously submitted a GOLD proxy card, your vote will not be counted as Hudson has agreed not to submit the proxies it solicited. To facilitate timely receipt of your proxy despite any potential systems disruption due to coronavirus (COVID-19), we encourage you to vote via the Internet or telephone following the instructions on the enclosed WHITE proxy card promptly.

We urge you to vote by telephone or via the Internet using the enclosed WHITE proxy card “FOR” each of the nominees in Item 1, “FOR” Item 2, “AGAINST” Item 3, “ONE YEAR” for Item 4, “FOR” Item 5A, “FOR” Item 5B and “FOR” Item 6.

If you need another copy of the Definitive Proxy Statement, please contact our proxy solicitor, Innisfree M&A Incorporated, at the telephone numbers listed below.

Innisfree M&A Incorporated

Shareholders call toll-free: 1 877-750-0502

Banks and Brokers call collect: 1-212-750-5833

ANNUAL MEETING OF SHAREHOLDERS OF USA TECHNOLOGIES, INC. May 21, 2020 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. COMPANY NUMBER MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. AT THE VIRTUAL MEETING - You may vote your shares virtually ACCOUNT NUMBER at the meeting. Website is https://web.lumiagm.com/284646017. Password is usa2020. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement, proxy card and annual report on Form 10-K are available at http://www.astproxyportal.com/ast/14591 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 052120 The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposals 2, 5A, 5B and 6, AGAINST Proposal 3, and “1 YEAR” on Proposal 4. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINST ABSTAIN 1. Election of Directors: Ellen Richey NOMINEES: FOR AGAINST ABSTAIN Anne M. Smalling Lisa P. Baird Shannon S. Warren Douglas G. Bergeron FOR AGAINST ABSTAIN Douglas L. Braunstein 2. Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company Jacob Lamm for fiscal year ending June 30, 2020. FOR AGAINST ABSTAIN 3. Advisory vote on named executive officer compensation. Donald W. Layden, Jr. 2 YEARS 3 YEARS ABSTAIN 1 YEAR 4. Advisory vote on the frequency of advisory vote on named Patricia A. Oelrich executive officer compensation. Michael K. Passilla FOR AGAINST ABSTAIN 5A. Approval of the amendment of the Company’s Amended and Restated Articles of Incorporation to opt out of Subchapter E of the Pennsylvania Business Corporation Law (Control Transactions). FOR AGAINST ABSTAIN 5B. Approval of amendments to the Company’s Amended and JOHN SMITH Restated Articles of Incorporation to opt out of Subchapter F of 1234 MAIN STREET the Pennsylvania Business Corporation Law (Business APT. 203 Combinations With Interested Shareholders). FOR AGAINST ABSTAIN NEW YORK, NY 10038 6. Approval of the amendment to the Company’s 2018 Equity Incentive Plan. In their discretion, the proxies are authorized to vote upon such other business as To change the address on your account, please check the box at right and may properly come before the Annual Meeting and at any adjournment or indicate your new address in the address space above. Please note that postponement thereof. changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 USA TECHNOLOGIES, INC. 2020 ANNUAL MEETING OF SHAREHOLDERS MAY 21, 2020 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoint(s) Douglas G. Bergeron, Douglas L. Braunstein and Scott Winter, or any of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock and Series A Preferred Stock of USA Technologies, Inc., held of record by the undersigned at the close of business on April 17, 2020, at the Annual Meeting of Shareholders to be held on May 21, 2020, and at any adjournment or postponement thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED “FOR ALL” NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2, 5A, 5B AND 6, AGAINST PROPOSAL 3, AND “1 YEAR” ON PROPOSAL 4. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person. (Continued and to be signed on the reverse side) 14475 1.1